Exhibit 1.
Articles of Incorporation

                            ARTICLES OF INCORPORATION
                                       OF
                              J. ALLEN GREER, INC.

     The undersigned, a natural person, over the age of twenty-one (21) years, in order to form a corporation for, under and pursuant to the provisions of the laws of the State of Nevada, does hereby certify as follows:

                                    ARTICLE I
                                NAME AND PURPOSE

      The name of the Corporation, hereinafter called the "Corporation" is:

                              J. Allen Greer, Inc.

     The purpose for which this Corporation is created is to conduct any lawful business or businesses for which corporations may be incorporated pursuant to Chapter 78 of the Nevada Revised Statutes, and shall have all the powers as provided thereunder.

                                   ARTICLE II
                       RESIDENT AGENT AND PRINCIPAL OFFICE

     The address of the initial principal office of the Corporation is 4335 S. Industrial Rd. #430, Las Vegas, NV 89103. The name of its initial resident agent as such address is Russert Services, Inc.

     The Corporation may conduct all or part of its business in any other part of the State of Nevada, or any other State in the United States.

                                   ARTICLE III
                                  CAPITAL STOCK

     1. Number of Shares. The aggregate number of capital stock shares, which the Corporation shall have authority to issue, is twenty-five million (25,000,000) shares, of common stock, $.001 par value. The Board of Directors may, in its discretion, issue preferred stock and debt securities with such terms and conditions as it may decide, without shareholder approval.

     2. Voting Rights of Shareholders. Each voting shareholder of record shall have one vote for each share of stock standing in his name on the books of the Corporation and entitled to vote. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

     3. No Preemptive Rights. No shareholder of the Corporation shall have any preemptive or other rights to subscribe for any additional shares of stock, or for other securities of any class, or for rights, warrants or options to purchase stock or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

     4. Shareholder Distributions. The Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of the State of Nevada.

     5. No Assessments. After the subscription price a par value of the capital stock of the Corporation has been paid, such capital stock shall not be subject to any assessments.


                                   ARTICLE IV
                             DIRECTORS AND OFFICERS

     1. Number of Directors. The Board of Directors shall consist of between one
(1) and thirteen (13) members as the By-Laws shall prescribe, but in no event shall the number of directors be more than thirteen (13) or less than one (1).

     2. Initial Board of Directors. The Names of those persons who shall constitute the Board of Directors of the Corporation for the first year of its existence or until their successors are duly elected and qualified are:

                  Name                       Address
                  Robert Nicholson           4335 S. Industrial Rd. #430
                                             Las Vega, NV 89103

                                    ARTICLE V
                                 INDEMNIFICATION

     The Corporation shall indemnify any officer, director, employee or agent that incurs expenses or liabilities by reason of the fact that he or she is or was an officer, director, employee or agent of the Corporation or is or was serving at the request of the Corporation as an officer, director employee or agent of the corporation or is or was serving at the request of the Corporation an officer, director or employee of another corporation, partnership, joint venture, trust or other entity. This indemnification, as more specifically set further in the Bylaws of the Corporation, shall be mandatory in all circumstances in which indemnification is permitted by law. However, such indemnification must not eliminate or limit the liability of an officer, director, employee or agent for (a) acts or omissions which involve intentional misconduct, fraud, or an knowing violation of law; or (b) the payment of distributions in violation of NRS 78.300.

                                   ARTICLE VI
                                  INCORPORATOR

                  Name                               Address
                  Robert Nicholson                   4335 S. Industrial Rd. #430
                                                     Las Vegas, NV 89103

IN WITNESS WHEREOF, I, have hereunto set my hand this 16th Day of July 1998.

                                                            /s/ Robert Nicholson
                                                            --------------------
                                                  Robert Nicholson, Incorporator

VERIFICATION
STATE    OF     ARIZONA  )
                                           ) SS
COUNTY OF MARICOPA )

I, W. Vincent Thelander III , a Notary Public, hereby certify that on the 16th Day of July 1998, personally appeared before me Robert Nicholson who, being by me first duly sworn, declared that he was the person who signed the foregoing document as Incorporator and that the statements therein contained are true.

                             My commission expires:            14 Aug.  2001

Witness my hand and official seal. (SEAL)            /s/ W Vincent Thelander III
                                                     ---------------------------
                                                         W Vincent Thelander III
                                                         Notary Public

CERTIFICATE OF ACCEPTANCE

In the matter of J. Allen Greer, Inc.

I, Russert Services, Inc., hereby state that on July 16th , 1998, I accept appointment as Resident Agent for the above named entity.

The street address of the resident agent in Nevada is as follows:

Resident Agent Address:                              4335 S. Industrial Rd. #430
                                                     Las Vegas, NV 89103

Mailing Address:                                     Same as above


/s/ Russert Services
---------------------                    7/16/98
(Signature of Resident Agent)            (Dated)